Exhibit 1.2

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

November 5, 2008

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	William Gifford
Vice President and Treasurer

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-155009) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

8.50% Notes due 2013 (the “2013 Notes”).

9.70% Notes due 2018 (the “2018 Notes”).

9.95% Notes due 2038 (the “2038 Notes” and collectively with the 2013 Notes and the 2018 Notes, the “Notes”).

Principal Amount:

In the case of the 2013 Notes. $1,400,000,000

In the case of the 2018 Notes. $3,100,000,000

In the case of the 2038 Notes. $1,500,000,000

Interest Rate:

In the case of the 2013 Notes, 8.50% per annum from November 10, 2008, payable semiannually in arrears on May 10 and November 10, commencing May 10, 2009, to holders of record on the preceding April 25 or October 26, as the case may be.

In the case of the 2018 Notes, 9.70% per annum from November 10, 2008, payable semiannually in arrears on May 10 and November 10, commencing May 10, 2009, to holders of record on the preceding April 25 or October 26, as the case may be.

In the case of the 2038 Notes, 9.95% per annum from November 10, 2008, payable semiannually in arrears on May 10 and November 10, commencing May 10, 2009, to holders of record on the preceding April 25 or October 26, as the case may be.

Maturity:

In the case of the 2013 Notes, November 10, 2013.

In the case of the 2018 Notes, November 10, 2018.

In the case of the 2038 Notes, November 10, 2038.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Interest Rate Adjustment:

The interest rate payable on each series of Notes will be subject to adjustment from time to time if the rating assigned to the Notes of such series by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services is downgraded (or subsequently upgraded) as and to the extent set forth under the caption “Description of Notes—Interest Rate Adjustment” in the prospectus supplement.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc.,

Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to each series of the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor, and (ii) the Guarantor’s guarantee with respect to a series of Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2013 Notes, 99.352% of the principal amount of the 2013 Notes, plus accrued interest, if any, from November 10, 2008.

In the case of the 2018 Notes, 99.281% of the principal amount of the 2018 Notes, plus accrued interest, if any, from November 10, 2008.

In the case of the 2038 Notes, 96.834% of the principal amount of the 2038 Notes, plus accrued interest, if any, from November 10, 2008.

Expected Reoffering Price:

In the case of the 2013 Notes, 99.952% of the principal amount of the 2013 Notes, plus accrued interest, if any, from November 10, 2008.

In the case of the 2018 Notes, 99.931% of the principal amount of the 2018 Notes, plus accrued interest, if any, from November 10, 2008.

In the case of the 2038 Notes, 97.709% of the principal amount of the 2038 Notes, plus accrued interest, if any, from November 10, 2008.

Names and Addresses of Representatives of the Several Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 7:00 P.M. New York City time, on the date of this Terms Agreement.

2. For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

4. Section 5 of the Underwriting Agreement is hereby amended by adding the following additional conditions precedent:

“(l) On or prior to the date of the Terms Agreement, the Representatives, and counsel for the Underwriters, shall have received a letter from Ernst & Young LLP, UST Inc.’s independent accountants, in form and substance satisfactory to the Representatives, dated the date of the Applicable Time, confirming that as of the date of their report and during the period covered by such financial statements on which they reported, they were an independent registered public accounting firm with respect to UST Inc. within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Commission and the PCAOB and, stating, as of the date of such letter (or with respect to matters involving changes or developments since the respective dates as of which specified financial information is given or incorporated in the Preliminary Prospectus and the Prospectus, as of a date not more than three days prior to the date of such letter), the conclusions and findings of such firm or firms with respect to the financial statements and certain financial information contained in the Registration Statement, the Prospectus and the Pricing Disclosure Package.

(m) The Representatives shall have received a letter in form and substance satisfactory to the Representatives, dated the Closing Date, of Ernst & Young LLP, UST Inc.’s independent accountants, which confirms the conclusion and findings set forth in the letter or letters of such firm delivered pursuant to the requirements of subsection (l) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for purposes of this subsection.”

The Closing will take place at 9:00 A.M., New York City time, on November 10, 2008, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN D. BEDNARSKI
Name:	Brian D. Bednarski
Title:	Managing Director

GOLDMAN, SACHS & CO.

By:	/s/ GOLDMAN, SACHS & CO.
(Goldman, Sachs & Co.)

J.P. MORGAN SECURITIES INC.

By:	/s/ MARIA SRAMEK
Name:	Maria Sramek
Title:	Executive Director

Acting as Representatives of the several Underwriters

Accepted:

ALTRIA GROUP, INC.

By:	/s/ WILLIAM F. GIFFORD, JR.
Name:	William F. Gifford, Jr.
Title:	Vice President and Treasurer

PHILIP MORRIS USA INC.

By:	/s/ DANIEL J. BRYANT
Name:	Daniel J. Bryant
Title:	Treasurer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 8.50% Notes due 2013	Principal Amount of 9.70% Notes due 2018	Principal Amount of 9.95% Notes due 2038
Citigroup Global Markets Inc.	$278,600,000	$616,900,000	$298,500,000
Goldman, Sachs & Co.	378,467,000	838,033,000	405,500,000
J.P. Morgan Securities Inc.	378,467,000	838,033,000	405,500,000
Barclays Capital Inc.	149,800,000	331,700,000	160,500,000
Deutsche Bank Securities Inc.	51,333,000	113,667,000	55,000,000
Greenwich Capital Markets, Inc.	51,333,000	113,667,000	55,000,000
HSBC Securities (USA) Inc.	51,333,000	113,667,000	55,000,000
Scotia Capital (USA) Inc.	51,333,000	113,667,000	55,000,000
Loop Capital Markets, LLC.	4,667,000	10,333,000	5,000,000
The Williams Capital Group, L.P.	4,667,000	10,333,000	5,000,000

Total	$1,400,000,000	$3,100,000,000	$1,500,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-155009

November 5, 2008

FINAL TERM SHEET

Dated November 5, 2008

8.50% Notes due November 10, 2013

9.70% Notes due November 10, 2018

9.95% Notes due November 10, 2038

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Offering Format:	SEC Registered

Security:	8.50% Notes due November 10, 2013 (the “2013 Notes”) 9.70% Notes due November 10, 2018 (the “2018 Notes”) 9.95% Notes due November 10, 2038 (the “2038 Notes”)

Aggregate Principal Amount:	2013 Notes: $1,400,000,000 2018 Notes: $3,100,000,000 2038 Notes: $1,500,000,000

Maturity Date:	2013 Notes: November 10, 2013 2018 Notes: November 10, 2018 2038 Notes: November 10, 2038

Coupon:	2013 Notes: 8.50% 2018 Notes: 9.70% 2038 Notes: 9.95%

Interest Payment Dates:	Semi-annually on each May 10th and November 10th, commencing May 10, 2009

Price to Public:	2013 Notes: 99.952% of principal amount 2018 Notes: 99.931% of principal amount 2038 Notes: 97.709% of principal amount

Net Proceeds (Before Expenses):	2013 Notes: $1,390,928,000 2018 Notes: $3,077,711,000 2038 Notes: $1,452,510,000

Underwriting Discount:	Per 2013 Note: 0.600% Per 2018 Note: 0.650% Per 2038 Note: 0.875%

Benchmark Treasury:	2013 Notes: 2.750% due 10/31/2013 2018 Notes: 4.000% due 08/15/2018 2038 Notes: 4.375% due 02/15/2038

Benchmark Treasury Yield:	2013 Notes: 2.512% 2018 Notes: 3.711% 2038 Notes: 4.196%

Spread to Benchmark Treasury:	2013 Notes: + 600 bp 2018 Notes: + 600 bp 2038 Notes: + 600 bp

Yield:	2013 Notes: 8.512% 2018 Notes: 9.711% 2038 Notes: 10.196%

Settlement Date (T+3):	November 10, 2008

CUSIP/ISIN:	2013 Notes: 02209SAC7 / US02209SAC70 2018 Notes: 02209SAD5 / US02209SAD53 2038 Notes: 02209SAE3 / US02209SAE37

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Senior Co-Manager:	Barclays Capital Inc.

Co-Managers:	Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. Loop Capital Markets, LLC Scotia Capital (USA) Inc. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. toll free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.